EXHIBIT 99.1

Contact:

Michael Boennighausen

Chief Financial Officer

650-614-4100

Conor Medsystems Stockholders Approve

Merger Agreement with Johnson & Johnson

MENLO PARK, Calif., January 31, 2007 — Conor Medsystems, Inc. (NASDAQ: CONR) today announced that Conor Medsystems stockholders approved the merger agreement between Conor Medsystems, Johnson & Johnson (NYSE: JNJ) and a wholly owned subsidiary of Johnson & Johnson. The proposed transaction is expected to close within the next few days, subject to the satisfaction of the remaining closing conditions.

Under the terms of the merger agreement, Conor Medsystems’ stockholders will be entitled to receive $33.50 for each outstanding share of Conor Medsystems common stock.

Conor Medsystems develops innovative controlled vascular drug delivery technologies, and has primarily focused on the development of drug- eluting stents to treat coronary artery disease. For further information on Conor Medsystems and controlled vascular delivery, visit www.conormed.com.

(This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Conor Medsystems’ expectations and projections. Risks and uncertainties include the satisfaction of the remaining closing conditions and the possibility that the transaction will not be completed. A list and description of the risks and uncertainties confronting Conor Medsystems can be found in Conor Medsystems’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. This filing as well as subsequent filings are available online at www.sec.gov or on request from Conor Medsystems. Conor Medsystems does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

###